EXHIBIT 10.1
SECURED PROMISSORY NOTE

$5,000,000	October 31, 2005
     FOR VALUE RECEIVED, XYBERNAUT CORPORATION, a Delaware corporation, and XYBERNAUT SOLUTIONS, INC., a Virginia corporation, debtors and chapter 11 debtors-in-possession (together, “Borrower”) (Case No. 05-12801), hereby unconditionally and jointly and severally promise to pay to the order of LC CAPITAL MASTER FUND, LTD., a Cayman Islands company (“Holder” or “LC Fund”), in lawful money of the United States of America and in immediately available funds, the lesser of (i) the principal sum of Five Million Dollars ($5,000,000) (the “Commitment Amount”) and (ii) the aggregate unpaid principal amount of all loans made by or through Holder to Borrower pursuant to this Note (the “Loans”), together with interest accrued thereon and fees and expenses payable hereunder (the “Obligations”).
     This Promissory Note (this “Note”) is the Note referred to in and is executed and delivered in connection with that certain Security Agreement dated as of October 31, 2005, by and between Borrower and Holder (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”), a copy of which is attached hereto as Exhibit A. Additional rights of Holder are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.
1. Borrowings. Holder agrees to make Loans from time to time on each requested borrowing date on and after the date hereof until 30 days before the Maturity Date in an aggregate principal amount not to exceed the Commitment Amount on the terms and conditions set forth herein. As a condition precedent to the making of each Loan, the Holder shall have received a loan request (in the form of Exhibit B attached hereto, together with a schedule of the payments to be made by the Borrower with the proceeds thereof, a “Loan Request”) , together with telephonic notice thereof, from the Borrower on or before 12:00 noon at least three (3) business days prior to the requested date of such borrowing. Amounts repaid hereunder may not be reborrowed. Each request must be in a minimum amount of $50,000 and, if greater, shall be in integral multiples of $10,000.
2. Repayment. Except for those obligations payable on an earlier date, the Obligations shall be due and payable in full on October 31, 2006 (the “Maturity Date”).
3. Interest. The outstanding principal balance of this Note shall bear interest from the date of advancement thereof at a rate per annum (computed on the basis of a 360-day year, actual days elapsed) of nine percent (9.0%). Interest accrued on this Note shall be payable in cash monthly in arrears.

4. Place of Payment. All amounts payable hereunder shall be payable by wire transfer to Holder in accordance with wire transfer instructions to be separately provided to Borrower in writing, unless another manner of payment shall be specified in writing by Holder.
5. Application of Payments, Default Rate. Payment on this Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof. Any repayment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at the rate per annum equal to five percent (5.0%) above the stated interest.
6. Security. The full amount of the Obligations are secured by the Collateral identified and described as security therefor in the Security Agreement executed by and delivered by Borrower. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.
7. Use of Proceeds. (a) Borrower covenants that the Loans shall be used solely as follows: working capital needs, general corporate purposes, the costs and expenses associated with the bankruptcy cases of Borrower, all to the extent permitted under the Budget (“Operating Uses”), in each case, as approved by the Holder in accordance with the procedures set forth in the last sentence of this paragraph 7 (which approval will not be unreasonably withheld) and then only in the amounts and for the items set forth in the Budget; provided, however, that up to but not exceeding $1.5 million of Loans (the “GUC Loan”) shall be made available to the Borrower in the manner described in the following sentence for the sole purpose of establishing an escrow to pay general unsecured creditors a distribution under a chapter 11 plan(s) (the “GUC Escrow”). The GUC Escrow shall be funded in the following manner: For each $1.00 of Loans advanced for Operating Uses (and not for Loans advanced to pay fees and expenses payable to Holder hereunder or under the Security Agreement or to pay fees and expenses of professionals retained in the Case pursuant to order of the Court), an additional $1.00 of Loans shall be advanced to the GUC Escrow.
(b) Borrower further covenants that, except with respect to the GUC Loan, the Borrower will only make a Loan Request hereunder to the extent the Borrower has insufficient cash from operations to make the payments set forth on the payment schedule attached to the relevant Loan Request after utilization and application of all available trade credit. Borrower further covenants that the Loans shall not be used to pay any obligation not contemplated by the Budget and set forth in the schedule attached to the Loan Request. Holder agrees to notify the Borrower by 5:00 p.m. on the day following the date such Loan Request is made whether or not it consents to the payment of such scheduled payments as provided in the first sentence of this paragraph 7.

8. Fees. On the date hereof, Borrower shall pay to Holder an advance commitment fee of three percent (3%) of the Commitment Amount (the “Commitment Fee”).
9. Collateral Sales. Borrower is presently engaged in and will continue to engage in efforts to sell Collateral (particularly, Collateral consisting of intellectual property identified on Exhibit 2 to the Security Agreement). The proceeds of the sale or other disposition of Collateral (subject only to the final sentence of this Section 9), net only of the expenses directly attributable (excluding any commission, incentive or similar fee payable to IPI (defined below)) to such sale or disposition (“Collateral Proceeds”), shall upon Borrower’s receipt be paid to Holder to reduce the Obligations. In addition, Holder shall be entitled to receive and shall be paid in cash fifteen percent (15%) of the gross sales price or consideration to be paid or transferred to Borrower or the Borrower estates in respect of the sale or other disposition of property, whether directly or indirectly and including by way of a sale of Borrower’s business (including by way of a section 363 sale as part of a chapter 11 plan(s)), that had been included in the Collateral (even if the Loans have been repaid) (the “Sale Premium”).1 For avoidance of doubt, (a) while no Event of Default exists, Collateral consisting of accounts receivable and inventory created in the ordinary course of business may be used by Borrower as permitted in the Budget, and (b) the Sale Premium shall be a continuing obligation of Borrower after all other Obligations of Borrower hereunder are paid in full, which continuing obligation shall expire one (1) year after confirmation of a chapter 11 plan(s) for Borrower.
10. Warrants. Should both or either of the entities comprising Borrower reorganize through a chapter 11 plan, Holder shall be entitled to receive warrants for the purchase of ten percent (10%) of the capital stock of Borrower (on a fully diluted basis), with a seven (7) year term and strike price of $0.01, and such warrants (the “Warrants”) shall be subject to anti-dilution protection and customary minority shareholder protections. The Warrants shall entitle LC Fund to appoint, at its election, a member of, or observer to, the reorganized Borrower Board of Directors.

[1]	For purposes of illustration of the Sale Premium, (a) in the case of a sale of Collateral that yields gross proceeds of $1,000,000 and net proceeds (net of the direct costs of sale) of $900,000 at a time when $2,000,000 in Loans is outstanding under the Note, $900,000 would be applied against the $2,000,000 in the following manner: $150,000 would be for the Sale Premium and $750,000 would be applied against outstanding accrued interest and the balance against outstanding principal; (b) in the same case as set forth in part (a) above but where the Loans made under the Note had already been paid in full, LC Fund would be paid $150,000.

11. Sales Process/Plan Milestones. Borrower covenants to take the actions to cause the events set forth on Exhibit C to occur by the dates indicated thereon (the “Milestones”).
12. Conditions Precedent. Holder’s obligation to make the initial and each successive Loan hereunder is subject to the satisfaction of the following conditions precedent:
(a)	Interim and Final Orders. The Court shall have issued the Financing Orders, including an interim or final order, as appropriate, (1) approving the terms of this Promissory Note, authorizing the transactions contemplated hereby and by the Security Agreement, and granting Holder perfected, valid, and enforceable first priority liens and security interests upon all real and personal property, including intellectual property, of Borrower, all on terms and conditions acceptable to Holder; (2) granting Holder a superpriority administrative expense claim in the amount of the Obligations; (3) prohibiting any liens that would be senior to or pari passu with the Liens securing the Obligations (except as permitted under this Note and the Security Agreement); (4) authorizing and directing Borrower to pay Holder’s fees and expenses in connection with or payable under this Note and the Security Agreement; (5) containing such other terms and conditions as Holder may determine; and (6) such Financing Orders shall be in full force and effect and shall not have been amended, stayed or vacated. The Financing Orders or a separate order of the Court shall provide that portions of this Note and motions related hereto that describe the Milestones shall be filed under seal, although such information shall be available to the committees appointed under Section 1102 of the Bankruptcy Code and the Office of the United States Trustee.

(b)	Security Agreement and Ancillary Documents. Borrower shall have executed and delivered to Holder the Security Agreement and such other documents necessary to grant to Holder a perfected first priority security interest in and lien on the Collateral, all in form and substance satisfactory to Holder.

(c)	Collateral Value/Appraisals. Borrower has delivered to Holder (1) the Intellectual Asset Valuation Report, dated June 27, 2005, prepared by IPI Innovations Financial Services, Inc. (“IPI”) that values the Collateral consisting of the intellectual property identified on Exhibit 2 to the Security Agreement (the “IPI Valuation”) and (2) current certified inventory and accounts receivable reports, demonstrating that the Collateral supports repayment of the Obligations. IPI has not withdrawn or modified or disavowed the IPI Valuation.

(d)	No Defaults. No Default or Event of Default shall have occurred and be continuing or would result from the proposed Borrowing.

(e)	Representations and Warranties. All representations and warranties contained herein or in the Security Agreement shall be true and correct on and as of the date of such Borrowing (or if such representation or warranty expressly relates to an earlier date, then as of such earlier date). In addition to the representations and warranties set forth below, Borrower shall be required to present to Holder, in a form and with such detail as is satisfactory to Holder (certified as being true and accurate) a September 30, 2005 balance sheet for Xybernaut Solutions, Inc. that shall not indicate a material adverse change in the assets and liabilities of Xybernaut Solutions, Inc. in comparison to the Xybernaut Solutions, Inc. balance sheet at Exhibit D hereto.

(f)	Fees and Expenses Paid. Holder’s fees and expenses, including the Commitment Fee, shall have been paid in full in cash.
13. Default. Each of the following events shall be an “Event of Default” hereunder:
(a)	Borrower fails to pay timely any principal amount when due under this Note on the date the same becomes due and payable or any other amounts due under this Note on the date the same becomes due and payable;

(b)	A breach by Borrower of any covenant, agreement, representation or warranty under this Note, the Security Agreement or any Financing Order;

(c)	Any challenge in a legal proceeding to the validity or enforceability of this Note, the Security Agreement or any Financing Order or any term hereunder or thereunder;

(d)	Alfred Fasola or a replacement satisfactory to Holder shall no longer be employed or retained by Borrower as its financial advisor;

(e)	IPI or a replacement satisfactory to Holder shall no longer be employed or retained by Borrower as its financial advisor with respect to the disposition of intellectual property;

(f)	An “Event of Default” has occurred and is continuing under and as defined in the Security Agreement;

(g)	Failure of the Borrower to meet any of the Milestones;

(h)	The filing of any motion to approve a sale of all or a substantial portion of the Borrower’s assets, unless the Holder consents or the motion is accompanied by a Bona Fide Offer that would yield sufficient proceeds to pay the Obligations in full (including, for the avoidance of doubt, the Sale Premium);

(i)	The filing of any plan(s) of reorganization for the Borrower which does not provide for the payment in cash in full of the Obligations on or before the Maturity Date and the issuance of the Warrants;

(j)	Action by the Official Committee Unsecured Creditors appointed in the Borrower’s chapter 11 cases (the “Case”) to cause or support, whether directly or indirectly, or to consent to, a conversion of the Case to a chapter 7 liquidation or the appointment of a trustee or an examiner in the Case with expanded powers;

(k)	Dismissal of the Case, conversion of the Case to a chapter 7 liquidation or the appointment of a trustee or an examiner in the Case with expanded powers;

(l)	The occurrence of a material adverse change in (1) the condition or business prospects (financial or otherwise) of Borrower, or (2) the value or salability of the Collateral, each taken as a whole, since the Petition Date; and

(m)	The filing of a motion to approve post-petition financing that will be secured by Liens on the Collateral that are equal or senior to the Liens granted to Holder in connection herewith.
     Upon the occurrence of an Event of Default hereunder, but subject to the terms of the Financing Orders, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Holder, be immediately due, payable and collectible by Holder pursuant to applicable law and the commitments hereunder terminated. Upon the occurrence of an Event of Default based upon: (x) a breach of the representations and warranties contained in Section 14; or (y) Section 13(j) of the Note, the funds, if any, in the GUC Escrow shall immediately be refunded, irrevocably, to LC Fund. Upon an Event of Default under Sections 13(g), (j), (k) or (l), Borrower consents to the immediate modification of the automatic stay of Section 362 of the Bankruptcy Code to the extent necessary to permit Holder to exercise all rights and remedies under this Note and the Security Agreement. Upon an Event of Default under the other parts of Section 13, if after five (5) days written notice from Holder the default has not been cured, Borrower consents to the immediate modification of the automatic stay of Section 362 of the Bankruptcy Code to the extent necessary to permit Holder to exercise all rights and remedies under this Note and the Security Agreement.

14. Representations and Warranties of Borrower. Borrower hereby represents and warrants to the Holder that:
(a)	Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b)	Authorization. The execution, delivery and performance by Borrower of this Note and the Security Agreement are within Borrower’s corporate power; have been duly authorized by all necessary or proper corporate action and, on the date of initial funding of the Loan hereunder and on each subsequent funding date, will be authorized by a Financing Order which remains in full force and effect and has not been amended, stayed or vacated; will not violate any applicable law; does not require the consent or approval of any governmental authority or any other person (other than entry of the applicable Financing Order) and except such consents as have been obtained.

(c)	Valid Obligation. This Note and Security Agreement constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

(d)	Non-contravention of Other Instruments. Borrower is not in violation or default (i) of any provision of its Certificate of Incorporation or Bylaws, or (ii) in any material respect of any post-petition instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound which violation or default would have a material adverse effect on Borrower or its subsidiaries, taken as a whole. The execution, delivery and performance of this Note and the Security Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such post-petition provision, instrument, judgment, order, writ, decree or contract (including but not limited to any credit agreements, guaranties or debt related agreements to which Borrower or any affiliate of Borrower may be a party) or an event that results in the creation of any lien, charge or encumbrance upon any assets of Borrower or its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Borrower, its business or operations or any of its assets or properties.

(e)	Title to Collateral. Borrower owns and holds good and marketable title to the assets and property, including, without limitation, intangible property and contract rights (including without limitation the intellectual property identified on Exhibit 2 to the Security Agreement), constituting the Collateral and that there are no liens, claims or encumbrances on the Collateral other than those consisting of Permitted Liens and with respect to the intellectual property identified on Exhibit 2 to the Security

Agreement, other than the licenses, assignments or other transfers of rights or interests, covenants not to sue, or adverse claims, with respect to such property (“Adverse Interests”) that are identified as Permitted Liens, there are no Adverse Interests, and any maintenance fees with respect to such property are current.

(f)	Balance Sheets. The balance sheets attached as Exhibit C hereto (as of September 30, 2005 for Xybernaut Corporation and August 31, 2005 for Xybernaut Solutions, Inc.) in all material respects fairly represent the assets and liabilities of Borrower as of the dates set forth therein.
15. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection w hen incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.
     The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.
16. Indemnification. Borrower agrees to indemnify Holder for any fees, costs and expenses (including counsel fees and expenses) incurred in connection with this Note, the Security Agreement and any order approving same, other than fees, costs and expenses arising directly as a result of Holder’s gross negligence or willful misconduct.
17. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction, except to the extent governed by the Bankruptcy Code.
18. Successors and Assigns. The provisions of this Note and the Security Agreement shall inure to the benefit of and be binding on any successor to Borrower and to any successor or assign of Holder; provided, however, that the Borrower’s rights and obligations hereunder may not be assigned without the consent of Holder, and provided further that Holder may only assign its rights and obligations hereunder to an affiliate of Holder, or to any other person provided that Holder’s obligations hereunder to make Loans to the Borrower have then been terminated.
19. Payment Procedures. Payments of principal and interest on this Note shall be made to the Holder at its principal office in New York City, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt. If any payment of principal or interest on this Note shall become due on a day that is not a business day, such payment shall be made on the next succeeding day that is a business day.

20. Press Releases. Borrower will not use Holder’s or its affiliates’ name(s) in any press release without Holder’s prior written consent.

BORROWER	XYBERNAUT CORPORATION
XYBERNAUT SOLUTIONS, INC.

	By:	/s/ Perry L. Nolen

Name: Perry L. Nolen

Title: President & CEO

HOLDER	LC CAPITAL MASTER FUND, LTD.

	By:	/s/ Richard F. Conway

Name: Richard F. Conway

Title: Director

EXHIBIT A
Security Agreement

EXHIBIT B
Loan Request Form

LOAN REQUEST
Date:                     , ___

To:	LC CAPITAL MASTER FUND, LTD. (“LC Fund”), under that certain Secured Promissory Note, dated as of October ___, 2005 (as amended, restated, or otherwise modified from time to time, the “Note Agreement”), among Xybernaut Corp. and Xybernaut Solutions, Inc. and LC Fund.
Ladies and Gentlemen:
          Reference is made to the above described Note Agreement. Terms defined in the Note Agreement, wherever used herein unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Note Agreement. The undersigned Borrower hereby irrevocably notifies you of the borrowing specified below:
1.	The Business Day of the proposed Borrowing is , ___.

2.	The aggregate amount of the proposed Borrowing is $ .
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing, before and after giving effect thereto and to the application of the proceeds therefrom;
a)	The representations and warranties of Borrower contained in the Note Agreement and the related Security Agreement are true and correct in all material respects as though made on and as of the date hereof, other than any such representation or warranty which relates to a specified prior date, and except to the extent that LC Fund has been notified by Borrower that any representation or warranty is not correct and explicitly waived in writing compliance with such representation or warranty; and

b)	No event has occurred and is continuing, or would result from the proposed borrowing, which constitutes a Default or an Event of Default.

This Loan Request is issued pursuant to and is subject to the Note Agreement.
EXECUTED as of the date first written above.

BORROWER:

XYBERNAUT CORP.
XYBERNAUT SOLUTIONS, INC.

By:

Name:

Title:

EXHIBIT C
[CONFIDENTIAL]2

[2]	Confidential Treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

EXHIBIT D
Balance Sheets

Xybernaut Corporation
Balance Sheet
9/30/2005

	2005
	September
ASSETS

Current assets:
Cash In Banks	232,934
Petty Cash	300
Restricted Cash	—
Pre Petiton Accounts receivable	223,714
Post Petiton Accounts receivable	351,745
Less AR — Other, Reserve, Contra	(500,221)
Inventory	2,358,800
Prepaid and other current assets	830,187
DTDF — Japan	680,099
DTDF — GmbH	12,533,177
DTDF — Gmbh R&D	4,820,238
DTDF — China	286,197
DTDF — XSI	(354,977)
DTDF — Korea	293,924
DTDF — Reserve	(18,000,000)

Total current assets		3,756,117

Fixed assets:
Property and equipment	2,148,276
Less: accumulated depreciation	(1,947,084)

Total fixed assets		201,192

Other assets:
Investment in subsidiaries	605,584
Patents, net	772,092
Trademarks, net	31,996
Tooling, net	—
Other	189,411

Total other assets		1,599,083

TOTAL ASSETS		5,556,392

LIABILITIES AND EQUITY

Current liabilities:
Post-Petition Liabilities
Accounts payable	203,184
Accrued restructuring costs	53,465
Deferred product and warranty revenue	261,396
Accrued Professional fees	232,377
Accrued Purchases	252,833
Salaries / commission payable	120,971

Total Post Petition Liabilities		1,124,226

Pre-Petition Liabilities
Priority Claims	120,322
Secured Debts	—
Unsecured Debt	1,622,079
Accrued expenses	476,162

Total Pre Petition Liabilities		2,218,563

Total current liabilities		3,342,789

Long term liabilities:		—

Total liabilities		3,342,789

Stockholders’ equity:
Common stock	1,946,209
Additional paid-in capital	183,745,591
Cumulative translation adjustment	38,695
Accumulated other comprehensive income (XSI)	37,130
Retained earnings, beginning	(171,411,927)
Current earnings	(12,142,094)

Total stockholders’ equity		2,213,604

TOTAL LIABILITIES AND EQUITY		5,556,392

Xybernaut Solutions, Inc.
BALANCE SHEET
As of August 31, 2005

Current Assets
Cash	$251,425.91
Pre-Petition Accounts Receivable	198,026.21
Post-Petition Accounts Receivable	438,593.65
Receivables from Officers	—
Employees, Affiliates
Note Receivables	—
Inventory	—
Other Current Assets:
Due to / From Xybernaut	423,799.16
Unbilled Accounts Receivable	372,769.34
Prepaid Other	21,141.01
Accounts Receivalbe Other XSI	337.00
Employee Advances	(287.00)
Total Current Assets		1,705,808.28

Fixed Assets
Land	$—
Buildings	—
Equipment, Furniture & Fixtures	425,790.48
Less Accumulated Depreciation	(341,878.93)
Total Fixed Assets		83,911.55

Other Assets
Retainage	22,738.00
Deposits	6,750.10
Total Other Assets		29,488.10

Total Assets		1,819,207.93

Post-Petition Liabilities
Accounts Payable	105,713.27
Salaries Payable	68,785.00
Commissions Payable	332.64
Accrued Vacation	74,035.76
Accrued Rent & Storage	16,236.13
Taxes Payable	207.66
Accrued Interest
Deferred Revenue	139,015.01
Total Post-Petition Liabilities		404,325.47

Pre-Petition Liabilities
Priority Claims	21,888.15
Secured Debts	0.00
Unsecured Debtor	26,523.99
Total Pre-Petition Liabilities	48,412.14

Owners Equity (Deficit)
Capital Stock or Owner Investment	15,849.68
Paid In Capital Surplus	605,059.88
Retained Earnings (Deficit)
Pre-Petition	762,123.22
Post-Petition	(16,562.45)
Total Owners Equity		1,366,470.33

Total Liabilities and Owner’s Equity		1,819,207.93